Exhibit (c)(10)

December 6, 2013 Presentation to the Transaction Committee Regarding Project WILDCATS Equity Research

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Overview of SOP’s LION Research Coverage Michael Kim picked up coverage of LION in September 2009 Currently has a Buy rating on LION and has held this rating since December 2009 Currently has a price target of $27.00 Last published on October 25, 2013 Current view on LION “LION remains our top alternative asset manager idea reflecting a powerful combination of rising distributable earnings in the near term and beyond, and building AUM/FRE growth given the ongoing evolution of the franchise, and as newer businesses season – all at a discounted valuation.”(1) Previously covered KPE before its acquisition by LION Initiated coverage on KPE in March 2008 Transitioned to LION after acquisition Sandler O'Neill maintained a Hold rating at the time of the transaction and upgraded to Buy in December 2009 1. Source: Sandler O’Neill research company note, dated October 25, 2013

Snapshot of LION Platform and Managed Assets Note: As of September 30, 2013 pro forma for $8 billion AUM associated with pending Avoca acquisition 1. Includes ~$2 billion of other/multi-strategy accounts 2. Represents various leveraged credit and SMAs 3. Includes Special Situations and Direct Lending strategies NA: $28 bn Europe: $12 bn Asia: $12 bn Infra: $2.4 bn Energy: $2.7 bn RE: $0.7 bn TIGER: $2.2 bn CLOs: $6.7 bn Other(2): $5.1 bn Avoca: $8.0 bn BDC: $1.9 bn Mezz: $1.0 bn Other(3): $3.4 bn Prisma: $9.6 bn Direct HFs: $0.5 bn Private Equity ($52 bn AUM) Real Assets ($6 bn AUM) Leveraged Credit ($22 bn AUM) Alternative Credit ($6 bn AUM) Hedge Fund ($10 bn AUM) Capital Markets & Principal Activities ($6.8 bn of Cash & Investments) Public Markets ($38 bn AUM) Private Markets ($60 bn AUM)(1) LION ($98 bn AUM)

LION Financial Performance Over Time 1. Pro forma for $8.0 billion AUM associated with pending Avoca acquisition Source: SNL Financial and company filings ($ in millions) Earnings ($ in billions) Assets Under Management $318.3 $417.2 $319.8 $292.2 $406.0 $490.0 $553.0 $596.3 $782.6 $1,449.4 $945.5 $1,263.0 $1,382.0 $1,565.0 2010 2011 2012 YTD 2013 2013E 2014E 2015E Fee Related Earnings Total Distributable Earnings $46.0 $45.5 $49.8 $49.1 $50.3 $54.5 $59.7 $16.3 $16.0 $16.5 $26.4 $27.9 $29.0 $38.5 $62.3 $61.5 $66.3 $75.5 $78.3 $83.5 $98.2 3/31/2012 6/30/2012 9/30/2012 12/31/2012 3/31/2013 6/30/2013 9/30/2013 Private Markets Public Markets 26.2% 73.8% 39.2% 60.8% (1)

LION Financial Performance Over Time – (continued) 1. Return on Equity is calculated as after-tax ENI divided by average book value. Average book value calculated as the average of beginning of period book value and end of period book value. YTD 2013 Annualized ROE calculated by taking YTD 2013 after-tax ENI and multiplying by 4/3 Source: SNL Financial, company filings and LION Presentation Return on Equity(1) PE Remaining FV in Position to Pay Carry 33% >80% 12/31/2010 9/30/2013 2010 2011 2012 YTD 2013 Annualized 39.0% 9.0% 32.0% 26.0%

LION Balance Sheet Snapshot

- **Balance Sheet**
  - $7.2 billion of book value equity ($10.07 / adjusted unit[2])
  - $4.9 billion of investments
- **Liquidity**
  - ~$1.0 billion of unrealized carry
  - $1.9 billion of cash
  - $750 million of available revolver capacity[3]
- **Capitalization and Leverage**
  - $1.0 billion of senior notes are only outstanding debt of LION, weighted-average maturity of ~18 years

LION Assets Pro Forma For TIGER[4]



Other Assets
$1,774
15.1%
Private Equity
$3,431
29.2%
Unrealized Carry
$971
8.3%
Cash and Cash Equivalents
$2,160
18.4%
Energy & Infrastructure
$711
6.1%
Public Markets
$2,478
21.1%
Real Estate
$214
1.8%

($ in millions, except per unit)

Balance Sheet as of 9/30/2013[1]	
Private Equity	$3,245
Energy & Infrastructure	348
Real Estate	57
Public Markets	509
Other	778
Total Investments	**$4,938**
Cash and Cash Equivalents	$1,901
Unrealized Carry	971
Other Assets	706
Total Assets	**$8,515**
6.375% Notes due 2020	$500
5.500% Notes due 2043	500
Other Liabilities / Noncontrolling Interests	307
Partners' Capital	**$7,208**
Adjusted Units Outstanding[2]	716
Book Value / Adjusted Unit[2]	$10.07

1. Represents LION's total reportable segment balance sheet
2. Adjusted units represent the fully diluted unit count using the if-converted method
3. Availability for borrowings is reduced by an outstanding letter of credit ($20 million). Excludes $500 million of undrawn revolver capacity for use in capital markets business
4. Assumes "Recent Sales" price for CLO Notes

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Historical Share Price Performance Note: Alternative Asset Managers include: Apollo, Blackstone, Carlyle, Fortress Investment Group, Oaktree and Och-Ziff Source: SNL Financial 71.3% 63.0% 27.4% (20.0%) 0.0% 20.0% 40.0% 60.0% 80.0% 12/3/2012 2/14/2013 4/28/2013 7/10/2013 9/21/2013 12/3/2013 LION Alternative Asset Managers S&P 500

Alternative Asset Manager Valuation Analysis

($Millions, except per share data)

Company Name	Ticker	Closing Price ($)	% of 52 Week High (%)	Publicly Floated Market Cap ($M)	Fully Diluted Market Cap ($M)	Enterprise Value ($M)	Current AUM ($M)	2015E Dividend Yield	LTM AUM Growth (%)	ADTV ($M)	Price / EPS 2012 Adj (x)	Price / EPS 2013E (x)	Price / EPS 2014E (x)	Price / EPS 2015 (x)	Implied EPS Growth 12Adj-13 (%)	Implied EPS Growth 13-14 (%)
Alternative Asset Managers																
Apollo Global Management, LLC	APO	$ 29.38	84%	$ 4,222	$ 11,053	$ 12,918	$ 112,687	7.6%	3%	$25.1	7.7x	6.7x	9.6x	9.8x	14%	(30%)
The Blackstone Group, L.P.[1]	BX	28.53	97%	16,239	32,686	40,296	248,065	7.0%	21%	$104.6	16.1x	12.1x	9.7x	8.2x	33%	24%
The Carlyle Group, L.P.	CG	31.25	82%	1,540	9,732	9,799	185,024	7.4%	18%	$12.1	13.2x	12.4x	10.2x	9.1x	6%	22%
Fortress Investment Group, LLC	FIG	7.95	87%	1,905	3,888	3,874	57,971	7.3%	13%	$8.6	15.3x	10.3x	9.8x	8.7x	48%	5%
LION	LION	23.80	99%	6,858	17,220	16,390	98,169[2]	6.4%	36%	$42.0	8.2x	9.7x	9.7x	8.7x	(16%)	0%
Oaktree Capital Group, LLC	OAK	55.63	93%	2,127	8,404	8,684	79,818	7.1%	(1%)	$12.1	13.8x	9.4x	11.6x	11.9x	47%	(18%)
Och-Ziff Capital Management Group	OZM	13.89	98%	2,219	6,413	6,586	37,808	9.4%	21%	$10.8	11.8x	9.5x	10.2x	9.5x	24%	(6%)
Maximum			99%					9.4%	36%	$104.6	16.1x	12.4x	11.6x	11.9x	48%	24%
Median			93%					7.3%	18%	$12.1	13.2x	9.7x	9.8x	9.1x	24%	0%
Mean			92%					7.4%	16%	$30.8	12.3x	10.0x	10.1x	9.4x	22%	(0%)
Minimum			82%					6.4%	(1%)	$8.6	7.7x	6.7x	9.6x	8.2x	(16%)	(30%)

(1) Blackstone's fully diluted shares equal to "Economic Net Income Adjusted Units".

(2) AUM pro forma for Avoca acquisition

Notes:
Publicly Floated Market Cap is calculated as total common shares outstanding times closing stock price.
Fully Diluted Market Cap is calculated as (total common shares outstanding, plus any assumed exchangeable units or other ownership converted to common stock, plus the amount of any other "in-the-money" instruments which are convertible to common stock, such as stock options/awards, restricted stock and non-voting participating preferred stock) times closing stock price.
Enterprise Value equal to Fully Diluted Market Cap, less cash & equivalents (including marketable securities), plus total debt, plus minority interest.
EBITDA multiples for Alternative Asset Managers derived using "Economic Net Income" where applicable.
Source: Company filings, Bloomberg, Sandler O'Neill research estimates

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LION—View on Valuation Catalysts 1: Rising Distributable Earnings Sizeable embedded gains (unrealized carry up to nearly $1 billion) Mature/liquid portfolio 80%+ of private equity AUM in a position to pay cash carry (Europe II Fund close to crossing over into cash carry) Recent shift in balance sheet and payout structure, with related investments more diversified, liquid, and income-oriented 2: Building Assets Under Management / Fee-Related Earnings Growth Ongoing evolution of the franchise driving steadier AUM growth, deal flow, realizations and fee related earnings Scaling of newer businesses (energy & income growth, natural resources, real estate, infrastructure, mezzanine, special situations, hedge funds, closed-end funds, Avoca European liquid credit) that generate FRE High incremental margins following a considerable investment cycle in 2010-2012 Fundraising catalysts (rising allocations to alternatives, strong investment performance track records, accelerating distributions to LPs) Broadening distribution reach (growing the LP base, accelerating cross-selling, focus on SWFs and HNW investors) Balance sheet enables differentiated drop-down funds 3: More Consistent Deal Flow Continuing to put capital to work in the U.S. and in Asia, while competitors remain more hesitant Rising investment activity driving a real-time step up in transaction/syndication fees Sustained deal flow bodes well for realizations and fundraising over time 4: Upward Revaluation LION trading at a meaningful discount to peers based on Distributable Earnings (FRE + realized performance fees + realized investment income) Strong yield for unit holders; ~6% in 2014 Book value = 40%+ of the stock’s current market capitalization

LION—View on Valuation (continued) Pushbacks 1: Less Diversified vs. Peers: Legacy private equity business still accounts for a majority of AUM/earnings 2: Less Mature Business Mix: Still relatively early in the firm’s evolution (will take time for newer businesses to season and more meaningfully contribute to earnings) 3: Concentration Risk: Fewer funds/strategies relative to peers translates into a narrower pool to drive fundraising, deal flow and realizations 4: Depressed Distributable Earnings: Europe II Fund working through netting holes 5: Unlocking Distributable Earnings Power: Currently retaining 60% of balance sheet derived income for growth versus paying out related income to unit holders

Comparison of Alternative Asset Managers LION LION / TIGER 1. AUM pro forma for $8 billion AUM associated with pending Avoca acquisition Source: SNL Financial and Company filings (AUM in billions, Economic Net Income in millions) Firm Total AUM (9/30/13) AUM Breakdown Q3 2013 Economic Net Income Economic Net Income Breakdown $248.1 $640.2 $185.0 $194.0 $79.8 $157.4 $98.2 $613.7 $101.4 $653.6 (1) Credit 25.5% Hedge Fund Solutions 21.4 % Real Estate 27.8% Private Equity 25.2% Closed - End Funds 56.8% Open - End Funds 38.4% Evergreen Funds 4.8% Private Markets 58.9% Capital Markets Principal Activities 3.2% Public Markets 38.0% Corporate Private Equity 82.0% Global Market Strategies 5.2% Solutions 12.9% Private Markets 37.5% Capital Markets Principal Activities 59.8% Public Markets 2.7% Private Equity 33.6% Global Market Strategies 19.1% Real Assets 21.1% Solutions 26.2 % Private Equity 12.3% Real Estate 63.2% Hedge Fund Solutions 11.7% Credit 11.2% Financial Advisory 1.6 % Solutions 26.2% Private Equity 33.6% Real Assets 21.1% Global Market Strategies 19.1% Public Markets 39.2% Private Markets 60.8% Real Estate 63.2% Private Equity 12.3% Capital Markets Principal Activities 55.4% Public Markets 4.6% Private Markets 40.0%

LION Key Financial Metrics 1. Economic Net Income is calculated as fee related earnings plus total investment income (including net carried interest) minus income attributable to noncontrolling interests Source: LION Presentation ($ in millions, except per unit amounts) Actual Results Mean Research Analyst Estimates Q1 2013A Q2' 2013A Q3 2013A Q4 2013E 2013E 2014E 2015E AUM $78,253 $83,500 $90,169 $92,622 $92,622 $107,083 $115,604 Fee Paying AUM $62,454 $67,956 $73,612 $75,102 $75,102 $85,160 $91,410 Fee Related Earnings $88 $98 $106 $114 $406 $490 $553 Economic Net Income (1) $648 $146 $614 $469 $1,876 $1,980 $2,185 ENI / Unit $0.88 $0.18 $0.84 $0.56 $2.46 $2.47 $2.72 Total Distributable Earnings $291 $404 $251 $317 $1,263 $1,382 $1,565 Distribution / Unit $0.27 $0.42 $0.23 $0.29 $1.21 $1.35 $1.52

LION Actual vs. Consensus EPS



Pre-Announce Consensus ENI
Reported ENI
Distributions / Unit
$0.63
$1.02
$0.29
$0.58
$0.96
$0.21
$0.41
$0.36
$0.11
($0.93)
($0.91)
$0.10
$0.71
$0.33
$0.32
$0.73
$0.99
$0.15
$0.16
$0.74
$0.13
$0.48
$0.69
$0.24
$0.29
$0.48
$0.70
$0.83
$0.88
$0.27
$0.20
$0.18
$0.42
$0.58
$0.84
$0.23
2010Q4
2011Q1
2011Q2
2011Q3
2011Q4
2012Q1
2012Q2
2012Q3
2012Q4
2013Q1
2013Q2
2013Q3

Percentage Difference Between Consensus and Actual ENI

2010Q4	2011Q1	2011Q2	2011Q3	2011Q4	2012Q1	2012Q2	2012Q3	2012Q4	2013Q1	2013Q2	2013Q3
62%	66%	12%	2%	54%	36%	358%	45%	64%	7%	12%	45%

High	358%
Low	2%
Mean	63%
Median	45%

Source: SNL Financial

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LION—Analyst View on Potential Transaction

1: Increases Distributable Earnings

- CLOs provide a more predictable income stream
- TIGER's projected earnings for 2015 are $237[1] million

2: Diversifies LION's Balance Sheet

- Currently LION's balance sheet is comprised of ~66% private equity investments
- Pro forma balance sheet will only be ~44% private equity investments

3: Incremental Permanent Capital

- LION will gain ~$2 billion of additional permanent capital
- LION will reinvest capital into higher yielding strategies

4: Increases Liquidity of Stock

- LION publicly traded float increases by over 35%

5: Balance Sheet Would Be More Liquid

- LION's balance sheet is currently ~66% private equity investments
  - These investments contain locked up capital
- The CLO investments LION will acquire are callable and tradable

1. 2014 Mean analyst EPS multiplied by TIGER long-term EPS growth rate
Source: Sandler O'Neill Research estimates and LION Presentation

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